UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Southern First Bancshares, Inc.
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SOUTHERN FIRST BANCSHARES, INC.

100 Verdae Boulevard, Suite 100 | Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders To Be Held on May 18, 2021

Dear Fellow Shareholder:

We cordially invite you to attend the 2021 Annual Meeting of Shareholders of Southern First Bancshares, Inc. (the “Company” or “Southern First”), the holding company for Southern First Bank (the “Bank”). At the meeting, we will report on our performance in 2020 and answer your questions. We look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 18, 2021 at the Bank’s principal executive office located at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina, at 9:30 a.m. Eastern Standard Time, for the following purposes:

1.	To elect four directors to serve a three-year term and one director to serve a two-year term on the board of directors;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);
3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountant for the year ending December 31, 2021; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 19, 2021 are entitled to attend and vote at the Annual Meeting. The enclosed proxy statement and proxy are first being sent to our shareholders on or about April 9, 2021. A complete list of these shareholders will be available at our offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

In making your own decision regarding whether to attend the annual meeting, we advise our shareholders to take into account the current health environment, the risks to your personal health and the health of others, and the advice of health authorities to use social distancing. You have a number of ways to vote (mail-in proxy, on-line or telephone) in addition to voting by ballot if you are present in person at the meeting, and we encourage you to use them.

Important Notice of Internet Availability. This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2020 are available to the public for viewing on the Internet at http://www.edocumentview.com/sfst. Directions to the annual meeting can be obtained by contacting Mrs. Ellen Kish at 864.679.9000.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

Greenville, South Carolina April 9, 2021	R. Arthur Seaver, Jr. Chief Executive Officer

SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of Shareholders to be Held on May 18, 2021

Our Board of Directors is soliciting proxies for the 2021 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

In this proxy statement, “we,” “us,” “our,” “Southern First,” or the “Company” refer to Southern First Bancshares, Inc., the “Bank” refers to Southern First Bank, and “you” and “your” refer to each shareholder of Southern First Bancshares, Inc.

VOTING INFORMATION

Record Date; Shares Outstanding

Our Board of Directors set March 19, 2021 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 7,841,283 shares of common stock outstanding on the record date.

Shares Held in Street Name

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee to vote your shares as you decide and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

Quorum and Adjournment

A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with our Bylaws. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Required Vote

Provided a quorum is established at the annual meeting, directors will be elected by a plurality of the votes cast at the meeting. Shareholders of the Company do not have cumulative voting rights in the election of directors. All other matters to be considered and acted upon at the meeting, including (i) the proposal to approve, as a non-binding advisory vote, the compensation of our named executive officers and (ii) the proposal to ratify, as a non-binding advisory vote, the appointment of Elliott Davis, LLC (“Elliott Davis”) as our independent registered public accountant for the year ending December 31, 2021, require that the votes cast in favor of the matter exceed the number of votes cast against or abstain with respect to the matter, provided a quorum has been established. Broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Stockbrokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the stockbrokers have not received voting instructions from their customers. If the regulatory authorities do not consider a matter routine, then a stockbroker is generally prohibited from voting a customer’s shares on the matter unless the customer has given voting instructions on that matter to the stockbroker. Because the proposals to elect directors and to approve, as a non-binding advisory vote, the compensation of our named executive officers are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted. Stockbrokers and banks holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your stockbroker or bank will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

Appointed Proxies

When you sign the enclosed proxy card, you appoint James B. Orders, III and David G. Ellison as your representatives at the meeting. Mr. Orders and Mr. Ellison will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Ellison will vote your proxy “FOR” the election to the board of directors of all nominees listed below under “Election of Directors,” “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, and “FOR” the ratification of our independent registered public accountant. In addition, if any other matters come before the meeting, Mr. Orders and Mr. Ellison will vote your proxy on such matters in accordance with their judgment.

Revocability of Proxies and Changes to Your Vote

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Solicitation of Proxies

We are paying for the costs of preparing and mailing the proxy materials and reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our directors, officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Availability of Information

Our 2020 Annual Report to Shareholders on Form 10-K, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2021 Notice of Annual Meeting and Proxy Statement are available on the following website, http://www.edocumentview.com/sfst or through the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. This information may be obtained without charge upon written request to Southern First Bancshares, Inc. Please direct your requests to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Company.

Householding of Proxy Materials

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the holders. However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement and our 2020 Annual Report on Form 10-K to shareholders at a shared address to which a single copy of the documents was delivered. Accordingly, shareholders should contact us either by phone at 864.679.9000 or in writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, if they wish to receive any additional copies of our proxy materials. Shareholders who share an address and are currently receiving multiple copies of our proxy materials may contact us at the same phone number or address if they wish to receive a single copy of our proxy materials in the future.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. Our current directors and their classes are:

Class I	Class II	Class III
Mark A. Cothran*	Leighton M. Cubbage	Andrew B. Cajka
Rudolph G. Johnstone, III, M.D.*	David G. Ellison	Anne S. Ellefson
R. Arthur Seaver, Jr.*	James B. Orders, III	Tecumseh Hooper, Jr.*
Anna T. Locke*
*Standing for re-election at this annual meeting.

The current term of the Class I directors will expire at this annual meeting of shareholders, the term of the Class II directors will expire at the 2022 annual meeting, and the term of the Class III directors will expire at the 2023 annual meeting. At the Annual Meeting, shareholders will elect four nominees as Class I directors to serve a three-year term, expiring in 2024 and one Class III director to serve a two-year term, expiring in 2023. The directors will be elected by a plurality of the votes cast at the meeting, which means that the five nominees receiving the highest number of votes will be elected. Shareholders do not have cumulative voting rights with respect to the election of directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Ellison will vote your proxy to elect Mr. Cothran, Dr. Johnstone, Mr. Seaver, and Ms. Locke as Class I directors and Mr. Hooper as a Class III director. Mr. Hooper is a nominee for re-election due to being appointed as a director by the board on October 27, 2020, following the amendment of the Company’s Amended and Restated Bylaws to delete the mandatory retirement age provision which had previously caused him to be ineligible to serve as a director. As an appointed director on the board, his term must end at the next annual shareholder meeting, at which time he can be eligible for re-election by the Company’s shareholders. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Orders and Mr. Ellison will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors unanimously recommends that you vote “FOR” the election of Mark A. Cothran, Rudolph G. Johnstone, III, M.D., R. Arthur Seaver, Jr. and Anna T. Locke as Class I directors and Tecumseh Hooper, Jr. as Class III director.

Biographical Information for Each Nominee for Director

Set forth below is certain information about the current nominees, each of whom is also a director of the Bank.

Mark A. Cothran, 63, Class I director, has served as director of the Company since 1999. Mr. Cothran is the president and owner of Cothran Properties, LLC, a private real estate development company in Greenville, South Carolina, and he has been with Cothran Properties, LLC since 1986. Mr. Cothran received his bachelor’s degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He currently serves on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman. He is also the past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce’s Economic Development Board, the Advisory Board of Greenville National Bank, and the board of directors of General Wholesale Distributors, Inc. His extensive experience in real estate and development activities, along with his long term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Rudolph G. “Trip” Johnstone, III, M.D., 60, Class I director, has served as a director of the Company since 1999. Dr. Johnstone is a physician who has practiced with Allergy Partners of the Upstate since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998. He serves on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society. Dr. Johnstone has an extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhances his ability to contribute to the Company as a director.

R. Arthur “Art” Seaver, Jr., 57, Class I director, has served as our Chief Executive Officer since 1999. He has over 30 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form the Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management. He currently serves as a member of the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Richmond and the Phillis Wheatley Community Center in Greenville, South Carolina. He is a past member of the board of the St. Francis Foundation, past chairman of the Board for the South Carolina Bankers Association and past chair of the United Way of Greenville County Board of Trustees. In addition, he has worked with organizations including the United Way of Greenville County, Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church in Greenville. Mr. Seaver’s experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board. In addition, his involvement with various local and nonprofit organizations provides him with a valuable understanding of the communities we serve.

Anna T. Locke, 44, Class I director, has served as director of the Company since 2018. Ms. Locke is the president and owner of A.T. Locke, PC, an outsourced accounting management company. Prior to starting her own business in 2004, Ms. Locke was with Elliott Davis, a regional accounting firm headquartered in Greenville, South Carolina. Ms. Locke is a 1998 magna cum laude graduate of Clemson University and a certified public accountant. Ms. Locke is a member of Vistage International and the Accounting Advisory Committees for both Greenville Technical College and Clemson University and former Treasurer of InnoVision Awards Organization. Ms. Locke has previously served on the board for the Center for Developmental Services, NEXT School, Certified Development Corporation of South Carolina, the Greater Greer Chamber of Commerce and Friends of the Guardian ad Litem. Ms. Locke’s financial expertise and experience with various local businesses and non-profit organizations provide her with a valuable perspective as director.

Tecumseh “Tee” Hooper, Jr., 73, Class III director, has served as a director of the Company since 1999. Mr. Hooper is a private investor and chairman of the board of FGP International Inc., a private executive search and temporary placement service company, and he has been with FGP International Inc. since 2003. He was the president of Modern Office Machines/IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001, chief executive officer of Profit Lab from 2001 through 2006, chief executive officer of General Wholesale Distributor from 2007 through 2016, and chief executive officer of Sign Crafters, USA, LLC, from 2016 through 2018. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a masters in business administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League. Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and of the Patriots Point Development Authority in Charleston. He is a former member of The Citadel Board of Visitors and serves on the boards of Verdae Development and Upstate Warrior Solution. Mr. Hooper’s deep ties to the Greenville community, varied business career in executive management, and experience with key government agencies provide him with a valuable perspective as a director.

Our Other Directors

Set forth below is information about our other directors each of whom is also a director of the Bank.

Andrew B. Cajka, 61, Class III director, has served as a director of the Company since 1999. Mr. Cajka is the founder and president of Southern Hospitality Group, LLC, a private hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a 1982 graduate of Bowling Green State University. He serves as an executive board member for the Visit Greenville SC Convention and Visitors Bureau and as chairman of the Clemson University Research Foundation. He is also an executive member of the One Spartanburg Chamber Board of Directors and Chairman of the Spartanburg Tourism Council. He is a past chairman of the Greenville County Research and Technology Development board, past chairman of the Greenville Convention and Visitors Bureau, past chairman of the Greenville Tech Hospitality Board, and past vice chairman of the board for St. Joseph’s High School. Mr. Cajka is a previous member of the BMW Nationwide Tournament advisory board and has served as a board member of the Urban League, Upstate Red Cross, the Metropolitan Arts Council and the Thornblade Board of Governors. Additionally, Mr. Cajka previously served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children’s Hospital. Mr. Cajka has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Leighton M. Cubbage, 68, Class II director, has served as director of the Company since 1999. Mr. Cubbage is the co-founder and chairman of Allie Capital and Serrus Capital Partners, both private real estate investment companies. Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships. He is a 1977 graduate of Clemson University with a bachelor’s degree in political science. Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce, Clemson Spiro College of Entrepreneurship and Homes of Hope. Mr. Cubbage was chosen by the South Carolina Governor as Chairman of the South Carolina Venture Capital Authority and was inducted into the Clemson University Spiro Entrepreneurial Institute Hall of Fame in 2011. In 1993 he graduated from the University of North Carolina at Chapel Hill’s Advanced Management Program. Mr. Cubbage’s leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the Company as a director.

Anne S. Ellefson, 66, Class III director, has served as a director of the Company since 2001. Mrs. Ellefson is an attorney and recently retired from her position as Vice President-Deputy General Counsel at Prisma Health, a not-for-profit health organization, having been with Prisma Health, and its predecessor, Greenville Health System, since 2013. She was formerly a shareholder with Haynsworth Sinkler Boyd, P.A., where she practiced law from 1979 through 2013. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor’s degree and a 1979 graduate of the University of South Carolina School of Law. Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T Bank. She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She served as a member of the Board of Governors of the South Carolina Bar (where she recently also served as President), was President of the Board of Directors of the South Carolina Educational Television Endowment, and currently serves as chair of South Carolina Technology & Aviation Center (SCTAC). She currently serves as chair of the Hollingsworth Fund and is the past President of the South Carolina Bar Foundation. In addition, she serves on the boards of the Greenville Local Development Corporation and Verdae Development, Inc. Mrs. Ellefson has extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations, all of which give her useful insights and a valuable understanding of the key markets we serve.

David G. Ellison, 71, Class II director, has served as director of the Company since 2001. Mr. Ellison is currently a Wealth Management Advisor with Northwestern Mutual, where he retired as managing director in 2010, after 28 years of service in that role. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor’s degree and a 1976 graduate of the Clemson-Furman University Program where he received a masters in business administration. Mr. Ellison is in his seventh term on the board of trustees of Furman University, where he is also a former board chair. He is a past president of both the Furman Alumni Association and Furman Paladin Club and has also served on the board of trustees for United Way of Greenville County and as a prior commissioner of the Greenville Housing Authority. Mr. Ellison has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

James B. Orders, III, 68, Class II director, has served as director the Company and chairman of our board of directors since 1999. From 1986 to 2014, Mr. Orders was the president of Park Place Corporation, a private company engaged in the manufacture and sale of mattresses to the wholesale market. He attended Clemson University from 1970 until 1974. Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank. He is a past board member and board chairman of Cox Industries, Inc., a private company that specialized in the manufacture and distribution of treated wood products. Mr. Orders has executive management experience in national sales markets in addition to experience in the South Carolina real estate market. His leadership abilities and long connection to the local communities we serve enhance his ability to serve on our board of directors.

Biographical Information for Our Executive Officers Who are Not Directors

Our executive officers, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934 (the “Exchange Act), consist of R. Arthur Seaver, Jr., the chief executive officer of the Company and the Bank, Michael D. Dowling, the chief operating officer and chief financial officer of the Company and the Bank, Calvin C. Hurst, Chief Banking Officer of the Company and the Bank, and Silvia T. King, Chief Human Resources Officer of the Company and the Bank. Biographical information for each of our executive officers is provided below (other than Mr. Seaver). Because Mr. Seaver also serves on our board of directors, we have provided his biographical information above with our other directors.

Michael D. Dowling, 49, has served as our executive vice president and chief financial officer since 2011 and as our chief operating officer since July 2019. He has over 25 years of experience in the banking industry. Mr. Dowling was previously employed with KPMG LLP from 1994 until 2011, including most recently as an Audit Partner (2005-2011) and a member of KPMG’s Financial Services practice. Mr. Dowling has extensive experience working with public companies and financial institutions. He is a 1993 graduate of Clemson University, with a degree in Accounting and is a certified public accountant in South Carolina and North Carolina.

Calvin C. Hurst, 39, has served as Chief Banking Officer of our Company and our Bank since March 2019. Mr. Hurst has over 14 years of banking experience. From 2006 to 2008, Mr. Hurst served as a commercial underwriter for RBC Bank, and from 2008 to 2015 he served as commercial relationship manager for PNC Bank. Before joining Southern First, Mr. Hurst served as regional vice president for TD Bank. Mr. Hurst is a 2005 graduate of Furman University, with a Bachelor’s degree in Business Administration and Economics.

Silvia T. King, 43, has served as Chief Human Resources Officer of our Company and our Bank since March 2018. Ms. King has over 17 years of Human Resources leadership experience, serving in various human resource and senior management roles with Monsanto Company and Select Comfort Corporation. From 2009 to 2016, Ms. King served as senior human resources consultant for FGP International, a professional staffing firm in Greenville, and most recently as a human resources instructor with e-Cornell University. Ms. King holds degrees in Psychology and International Marketing from Clemson University and a Master of Human Resources degree from the University of South Carolina and has earned both a Senior Professional in Human Resources (SPHR) and a Senior Certified Professional (SCP) designation.

PROPOSAL NO. 2:
NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Pursuant to rules adopted by the SEC under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking you to approve the compensation of our named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) elsewhere in this proxy statement.

As described below under the heading “Compensation Overview,” we seek to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon us, the board of directors, or our compensation committee. However, we, the board, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described elsewhere in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board of directors believes our compensation policies and procedures achieve the aforementioned objectives, and therefore recommend shareholders vote “FOR” the proposal through the following resolution:

“Resolved, that the compensation of the named executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.’s Proxy Statement for the 2021 Annual Meeting of Shareholders, including the tabular and narrative compensation disclosures, is hereby approved.”

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. In the event the appointment of Elliott Davis is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders. We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders. The representative will also have an opportunity to make a statement if he or she desires to do so.

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against or abstain with respect to the proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis as our independent registered public accounting firm for the year ending December 31, 2021.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders’ Meetings

During 2020, our board of directors held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of the Company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders’ meetings, directors are encouraged to attend our annual shareholders’ meeting. All of the directors were present at the 2020 Annual Meeting of Shareholders.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and controller. The full text of our Code of Ethics, and any amendments thereto, are (or will be in the case of any amendments) available on our website, https://www.southernfirst.com/, under the “Investor Relations” link at the bottom. We intend to post on our website all disclosures that are required by law or The Nasdaq Stock Market (“Nasdaq”) listing standards concerning any amendments to, or waivers from, the Code of Ethics.

Stock Ownership Guidelines

We believe that it is in our best interest and that of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy:

●	we prohibit the sale of any of our securities “short”; and
●	we discourage, and require preclearance of,
	○	hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; or
	○	holding our securities in a margin account or pledging our securities as collateral for a loan.

Board Leadership Structure and Role in Risk Oversight

We are focused on our corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit, personnel, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is our chairman’s responsibility to guide the board as it provides leadership to our executive management, while our chief executive officer’s responsibility is to manage the Company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. Traditionally, we have maintained the separateness of the roles of the chairman and the chief executive officer. In making this decision to have an independent chairman, our board of directors considered the time and attention that Mr. Seaver is required to devote to managing our day-to-day operations as the chief executive officer. By having another director serve as chairman of our board of directors, Mr. Seaver is able to focus his entire energy on running the Company. This also ensures there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks affecting our day-to-day operations. The audit committee reports regularly to the full board of directors, which also considers our entire risk profile. The full board of directors focuses on certain significant risks we face and on certain aspects of our general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

With respect to cybersecurity, on a quarterly basis, our audit committee receive reports on cybersecurity risks and preparedness from management. While our audit committee, and the board of directors to which it reports, oversees our cybersecurity risk management, our management and Information Technology department are responsible for the day-to-day cybersecurity risk management processes. Formal security awareness training is conducted regularly to increase overall employee awareness about cyber threats. Threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers. We maintain a cyber insurance policy that is designed to reduce the risk of loss resulting from cyber security breaches.

Director Independence

Under the listing standards of NASDAQ, independent directors must constitute a majority of a listed company’s board of directors. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has evaluated the independence of each director based on the independence criteria under NASDAQ rules and has determined that eight of our ten directors are independent, specifically, each of Mr. Cajka, Mr. Cubbage, Ms. Ellefson, Mr. Ellison, Mr. Hooper, Mr. Johnstone, Ms. Locke, and Mr. Orders is an independent director. As part of this evaluation, our board of directors considered the current and prior relationships that each independent director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each independent director, and the matters discussed under “Certain Relationships and Related Party Transactions.”

Our board of directors determined that the following directors are not independent: Mr. Seaver (our chief executive officer) and Mr. Cothran.

Committees of the Board of Directors

The following chart shows the current composition of the committees of our board of directors, the number of meetings held by each committee during 2020, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of NASDAQ. The audit committee, nominating and corporate governance committee, and personnel committee are comprised exclusively of independent directors.

Nominating
&
Corporate
		Board	Finance	Audit	Governance	Personnel
Director	Independent	(12 Meetings)	(12 Meetings)	(6 Meetings)	(2 Meetings)	(2 Meetings)
Andrew B. Cajka, Jr.	•	•	•	• Chair
Mark A. Cothran		•	•
Leighton M. Cubbage	•	•		•	• Chair	•
Anne S. Ellefson	•	•	•	•
David G. Ellison	•	•	•		•	• Chair
Tecumseh Hooper, Jr.	•	•	•	•		•
Rudolph G. Johnstone, III	•	•	•
Anna T. Locke	•	•	•	•
James B. Orders, III	•	• Chair	• Chair	•	•	•
R. Arthur Seaver, Jr.		•	•

Audit Committee

The audit committee is comprised of six independent directors, Messrs. Cajka, Cubbage, Hooper and Orders and Mss. Ellefson and Locke, with Mr. Cajka serving as chair. Our board of directors has also determined that Anna T. Locke is an “Audit Committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002. The audit committee, which met six times in 2020, has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee operates under a written charter, which is available on our website, https:// www.southernfirst.com/, under the “Investor Relations” link at the bottom.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee (the “nominating committee”) is comprised of three independent directors, Messrs. Cubbage, Ellison and Orders, with Mr. Cubbage serving as chair. The nominating committee recommends nominees for election to our board of directors at our annual meetings. The board of directors, including a majority of the independent directors, then selects the nominees for election to the board of directors. The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders. Our nominating committee charter is available on our website, https://www.southernfirst.com/ under the “Investor Relations” link at the bottom.

We are increasingly focused on key Environmental, Sustainability and Governance (“ESG”) risks and on providing transparency around our ESG efforts. In 2020, our nominating committee was charged with overseeing our ESG strategies. In March 2021, we issued our inaugural ESG Report. For more information on our focus and enhancement of our ESG efforts, please visit our website, https://www.southernfirst.com/, under the “Investor Relations” link at the bottom and then under “Corporate Overview” and “Corporate Sustainability,” which information is not incorporated by reference into this proxy statement.

The nominating committee met two times in 2020. The committee met to appoint director nominees for the 2020 annual meeting while committee members and Ms. Ellefson and Mr. Cajka met to re-elect Mr. Hooper as a Class III director.

Any shareholder may recommend the nomination of any person to serve on the board of directors. Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

●	successful business or professional experience;
●	various areas of expertise or experience which are desirable to our current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;
●	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
●	residence in the bank’s service area;
●	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the Company;
●	leadership and consensus building skills; and
●	a commitment to our success.

We do not pay a third party to assist in identifying and evaluating director candidates.

Personnel Committee

Our personnel committee, which we may also refer to as the compensation committee, is comprised of four independent directors, Messrs. Cubbage, Ellison, Hooper and Orders, with Mr. Ellison serving as chair. The committee met three times during 2020.

The personnel committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The personnel committee is responsible for annually reviewing the performance of our named executive officers and reviews all compensation and awards to our executive and senior officers. In addition, the personnel committee may engage compensation advisors to assist in determining compensation levels. The personnel committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the chief executive officer for the executive and senior officers. With respect to equity compensation awards to non-executive officers, the personnel committee has delegated restricted stock and option granting authority to our chief executive officer. As a part of its duties, the personnel committee must certify that it has reviewed the named executive officers’ compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten the value of the Company.

The personnel committee operates under a written charter, which is available on our website, https://www.southernfirst.com/, under the “Investor Relations” link at the bottom.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board

The information contained in this report shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and has discussed with them their independence from the Company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2020.

The report of the audit committee is included herein at the direction of its members, Mr. Cajka, Mr. Cubbage, Ms. Ellefson, Mr. Hooper, Ms. Locke, and Mr. Orders.

Audit and Related Fees

Elliott Davis was our auditor during the year ended December 31, 2020. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed by Elliott Davis in fiscal years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Audit Fees	$197,250	190,500
Audit-Related Fees	-	-
Tax Fees	28,700	22,385
Other Fees	9,500	8,000
Total	$235,450	220,885

Audit Fees. This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and employee benefit plan and review of our quarterly reports on Form 10-Q.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit serves, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2020 and 2019.

Tax Fees. This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the Company and the Bank.

Other Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees. During the years ended December 31, 2020 and 2019, these fees include procedures related to audit requirements by the Department of Housing and Urban Development (“HUD”) related to the Bank’s involvement in the Federal Housing Administration lending program.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

Pre-Approval Policy. In general, the audit committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the audit committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the audit committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the audit committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the audit committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The audit committee must specifically pre-approve any proposed services that exceed pre-approved cost levels. All services provided by Elliott Davis, and all fees related thereto, were approved pursuant to the pre approval policy.

The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Overview

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2020. This discussion also describes the material components of our 2020 compensation program. This discussion should be read together with the compensation tables for our named executive officers located elsewhere in this proxy statement.

Our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer, and our two other most highly compensated executive officers who were serving as executive officers at the end of 2020. This compensation discussion also reflects information regarding one former named executive officer who was no longer serving on December 31, 2020, at which time we only had two highly compensated executive officers who were serving as executive officers, Our named executive officers as of December 31, 2020 are noted in the following table, along with their positions:

Name	Title
R. Arthur Seaver, Jr.	Chief Executive Officer
Michael D. Dowling	Chief Operating Officer/Chief Financial Officer
F. Justin Strickland(1)	Former President
Calvin C. Hurst	Chief Banking Officer
Silvia T. King	Chief Human Resources Officer

(1)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

Key Financial Highlights:

●	Net income was $18.3 million for the year ended December 31, 2020, a 34.2% decrease from $27.9 million for the year ended December 31, 2019.
●	Total loans were $2.1 billion at December 31, 2020, a $199.3 million, or 10.3%, increase from 2019.
●	Total deposits were $2.1 billion at December 31, 2020, a $266.6 million, or 14.2%, increase from 2019.
●	Net charge-offs to average total loans were 0.10% for the year ended December 31, 2020 as compared to 0.08% for the year ended December 31, 2019.
●	Book value increased 9.5% to $29.37 per share at December 31, 2020 from $26.83 per share at December 31, 2019.

General Philosophy. We compensate our executive and senior officers through a mix of base salary, bonuses and equity compensation designed to recruit, reward, and retain until retirement our talented management team. In addition, we seek to align management's incentives with the long-term interests of our shareholders. Our compensation setting process consists of establishing targeted overall compensation for executive officers consisting of cash compensation, equity compensation, and retirement benefits. For each officer, the anticipated cash compensation is allocated among base salary and incentive compensation. We design the incentive compensation to reward corporate performance based on the achievement of overall corporate financial and strategic goals.

Role of the Compensation Committee. Our personnel committee, which we may also refer to as the compensation committee, is responsible for annually reviewing the performance of our named executive officers and reviews all compensation and awards to executive and senior officers. In addition, the compensation committee may engage compensation advisors to assist it in determining compensation levels. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the Chief Executive Officer for the other named executive officers. The committee operates under a written charter that establishes its responsibilities and reviews the charter annually to ensure that the scope of the charter is consistent with the committee’s role.

Role of the Named Executive Officers. Our named executive officers and the compensation committee work together to establish, review and evaluate performance goals for our incentive compensation plans. While these executives provide input into our corporate strategic goals for future performance periods, the committee carefully reviews these recommended goals before giving its final approval, and evaluates and determines whether such goals have been achieved. We believe this process ensures that performance goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging as well as attainable.

Role of the Compensation Consultant. Every two to three years, we engage a consultant firm to assist with trends and benchmarks related to executive compensation. In 2018, the Company engaged McLagan, an Aon Company, to provide limited independent consulting services related to our executive compensation. In considering the retention of McLagan, the Company assessed McLagan’s independence in light of SEC rules and NASDAQ listing standards and determined that McLagan was independent and their work did not create any conflicts of interest.

McLagan provided the following services to us in 2018:

●	Recommended a compensation peer group of publicly-traded financial institutions;
●	Reviewed the competitiveness of our compensation programs for our named executive officers, including base salary, annual incentives, long-term incentives, employment contracts and retirement benefits; and
●	Commented on the design of our incentive programs relative to the practices of our peers and alignment with our culture and business strategy.

Benchmarking. The compensation committee did not use the compensation peer group provided by McLagan in 2018 to perform compensation benchmarking but rather utilized broader-based compensation third-party industry surveys to obtain a better understanding of what is current market practice for community banks. The compensation committee, however, did rely on the input of McLagan on how the design of our incentive programs aligns with our culture and business strategy.

Risk Considerations. The compensation committee reviews the risks and rewards associated with the Company’s compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines. We believe that it is in our best interest and that of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices; Timing Issues. As a general matter, the compensation committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The compensation committee’s decisions are reviewed by the full board of directors.

Targeted Overall Compensation. We establish targeted overall compensation for our named executive officers by first understanding the market value for these individuals in our regions. We seek to provide our executives with the incentive to earn above market compensation by accomplishing significant goals related to their respective role within the Company.

Under our compensation structure, the mix of base salary, bonus and equity compensation generally varies depending upon level. For our named executive officers, we generally seek the mix to include a base salary of 50-60%, a bonus of 15-25%, and equity compensation of 15-25% of total compensation.

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to influence our performance – should be significantly weighted on performance. Therefore, we typically offer our executives a slightly lower base salary (approximately 90% of what we believe to be average market base salary) with the potential to earn a higher than market bonus and a higher than market overall compensation. We select allocations that we believe are consistent with our overall compensation philosophy as described above.

The amount of equity awarded has been based primarily on the executive officer’s areas of responsibility. The objective of the awards is to align management with the same interest as shareholders. From time to time additional equity awards may be granted to officers based on performance, assumption of additional responsibilities and duties and other factors.

Base Salaries. We aim to provide our named executive officers with a base salary that is commensurate with similar financial institutions in our market area and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.

Bonuses/Incentive Plan. We have established a short-term incentive plan in order to reward our named executive officers for annual achievement based on our overall strategic plan which includes company-wide performance measures such as the following:

●	Net income;
●	Earnings per share;
●	Loan and deposit growth;
●	Net interest margin;
●	Credit losses; and
●	Efficiency ratio.

The incentive plan for our named executive officers is based on the compensation committee’s review of all key financial measures and performance related to our strategic plan as a whole. The evaluation of these various incentive components is more subjective in nature than objective without specific financial targets and objectives. The committee also considers whether or not the anticipated incentive pay is within the percentage of total compensation that they have chosen to use as a guide for the allocation of total compensation. In contrast, detailed incentive plans are developed annually for other senior officers based on the key financial measures included in our overall strategic plan.

We do not believe that an “all or nothing” approach is appropriate for incentive compensation. Rather, the evaluation of the Company’s performance is such that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made at various levels depending on objective quantifiable measures of accomplishments.

Equity Compensation. At various times, we issue additional compensation to our named executive officers and senior officers in the form of equity compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants and restricted stock awards and are determined based on our performance related to our overall strategic goals.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the compensation committee each year following the availability of the financial results for the prior year. As with the cash bonuses, the evaluation of these financial results and corresponding determination of equity awards for our named executive officers is more subjective in nature than objective without specific financial targets and objectives. Option exercise prices are established at market value on the grant date and vesting provisions for granted stock options and restricted stock are at the discretion of the compensation committee and executive management. Upon termination, unexercised options are forfeited and made available for future grants. We fund the option shares and restricted stock from authorized but unissued shares.

Severance Benefits. We believe we should provide reasonable severance benefits to our named executive officers. These severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” below and information about the employment agreements with the named executive officers that follows the Grants of Plan Based Awards table.

In addition, effective January 21, 2020, F. Justin Strickland, resigned as our president. In connection with his resignation, we entered into a consulting agreement and a waiver and release agreement with Mr. Strickland. For a detailed description of the actual payments upon termination Mr. Strickland received, see the discussion below under “Consulting Agreement, Waiver and Release Agreement, with F. Justin Strickland” and “Actual Payments Upon Termination.”

Retirement Plans. We have a 401(k) plan pursuant to which we match 100% of the first 2% of the employee’s salary, and 50% of the next 4% of the employee’s salary. In addition, we supplemented the retirement planning by adopting a salary continuation plan for certain management at the level of senior vice president or above, including our named executive officers. This plan was designed to enhance our ability to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by our 401(k). Pursuant to this plan, we accrue retirement benefits at the levels necessary so that the net present value of the anticipated cost of the salary continuation plan is accrued at the time the officer reaches the age of 65. When we calculate targeted overall compensation for our senior management, we factor in the benefits expense related to both the 401(k) and the accrued individual cost of the salary continuation plan. Additional details regarding the supplemental retirement plan are provided below following the Pension Benefits Table.

Change in Control. Our named executive officers and other employees have built Southern First into the Company that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the potential reluctance of our named executive officers to pursue potential change in control transactions that may be in the best interests of shareholders. As such, our chief executive officer, Mr. Seaver, has a renewable employment agreement with us for a term of three years and our chief operating officer/chief financial officer, Mr. Dowling, and chief banking officer, Mr. Hurst, have renewable employment agreements with us for a term of two years.

Under the terms of the employment agreements, if Messrs. Seaver, Dowling and Hurst are terminated without “cause” or terminate employment for “good reason" following a change in control, the executive is entitled to receive severance compensation and any bonus accrued or unpaid through the date of termination. Mr. Seaver’s agreement entitles him to receive severance compensation equal to three years of base salary, while Mr. Dowling’s and Mr. Hurst’s agreements provide for severance compensation equal to two years of base salary. We believe that these levels are comparable to our competition.

In addition, under the terms of the employment agreements, in the event of a change in control, we will also continue to partially fund health insurance benefits for the legally required COBRA period or until the employee obtains comparable benefits pursuant to a subsequent employer’s benefit plans. Further, all restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will also become immediately exercisable. See “Compensation Arrangements – Employment Agreements” for additional information regarding the employment agreements. With regard to Mr. Strickland, see “Compensation Arrangements – Consulting Agreement, Waiver and Release Agreement, with F. Justin Strickland.

We have also entered into salary continuation agreements with our named executive officers which provide, among other things, that upon a change in control the Bank will pay to the executive a change in control benefit equal to his accrual balance at his normal retirement age, without additional discount for the time value of money in one lump-sum payment within three days after the change in control. If a change in control occurs at any time during the salary continuation benefit payment period and if when the change in control occurs the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the Bank will pay the present value, calculated at the discount rate or rates established by the plan administrator, of the remaining salary continuation benefits to the executive in a single lump-sum payment within three days after the change in control. See “Compensation Arrangements – Salary Continuation Agreements” and “Pension Benefits” for additional information regarding the salary continuation agreements.

Perquisites and Other Benefits. We annually review the perquisites that our named executive officers and other senior officers receive. The primary perquisites for these individuals are additional levels of life insurance, the payment of the monthly dues for one golf or social club, and an automobile or an automobile allowance. We encourage our named executive officers and other senior officers to belong to a golf or social club so that they have an appropriate entertainment forum for clients and appropriate interaction with their communities.

Our named executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Role of Shareholder Say on Pay Vote. As required by the Dodd-Frank Act, we held an advisory vote on the compensation of our executive officers (“say-on-pay”) at our 2020 Annual Meeting of Shareholders. At the 2020 Annual Meeting of Shareholders, 80.4% of the votes cast on the say on pay proposal were cast in support of the compensation of our named executive officers. A majority of the votes cast by our shareholders at our 2019 Annual Meeting of Shareholders were in favor of holding this vote on an annual basis. Based on the results of this advisory vote, our board of directors elected a frequency of every year to conduct an advisory vote on compensation of our named executive officers.

While the 2020 shareholder vote reflected strong support for our executive compensation programs, the compensation committee, board of directors and management have continued to refine compensation programs in an effort to further align interest of the executives with those of our shareholders and to strengthen the linkage of pay for performance.

Clawback Policy. The compensation committee is committed to adopting a formal clawback provision for adjustment or recovery of incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee intends to fully comply with the Dodd-Frank Act regarding this issue once rulemaking has been completed with respect to these provisions.

Until formal guidance is available, the compensation committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and named executive officer award recipients.

Regulatory Considerations. As a publicly-traded financial institution, we must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the compensation committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The compensation committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The compensation committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The compensation committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such as Code Section 162(m) that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Code Section 162(m) generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a “covered employee.” A “covered employee” includes (a) the chief executive officer, (b) the chief financial officer, (c) the three other most highly compensated executive officers, and (d) any individual who was a covered employee for any taxable year beginning after December 31, 2016. Before 2018, we were permitted to receive a federal income tax deduction for qualifying “performance-based” compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. However, recent U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our named executive officers in excess of $1,000,000 will not be deductible unless it is paid pursuant to a written binding contract that was in effect on November 2, 2017, and not modified in any material respect on or after such date. Performance-based compensation awarded to our named executive officers for periods prior to November 2, 2017 are expected to continue to qualify for the performance-based compensation exemption under Section 162(m). The United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards is uncertain and cannot be guaranteed.

The compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Compensation Committee Review

The compensation committee consisting of Messrs. Cubbage, Ellison, Hooper and Orders has reviewed and discussed the Compensation of Directors and Executive Officers contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to our board of directors that the Compensation of Directors and Executive officers be included in this Proxy Statement and incorporated by reference into our 2020 Form 10-K.

The information contained in this review shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2020, 2019 and 2018.

Summary Compensation Table

							Change in
							Pension
							Value and
Name and						Non-Equity	Nonqualified
Principal				Stock	Option	Incentive	Deferred	All Other
Position as of			Bonus	Awards	Awards	Plan	Compensation	Compensation
December 31, 2020	Year	Salary	(1)(2)	(3)(4)	(3)(5)	Compensation	Earnings	(6)	Total
R. Arthur Seaver, Jr.	2020	$495,000	$155,000	$106,800	$105,224	$-	$341,801	$49,107	$1,252,932
Chief Executive Officer	2019	485,000	160,000	64,640	94,080	-	98,264	46,564	948,548
	2018	475,000	157,832	107,000	132,740	-	123,997	47,830	1,044,399
Michael D. Dowling	2020	340,000	145,000	85,440	148,440	-	115,585	45,152	879,617
Chief Operating Officer	2019	287,000	135,000	64,640	94,080	-	35,537	46,348	662,605
and Chief Financial Officer	2018	275,000	119,872	85,600	132,740	-	42,870	43,356	699,438
F. Justin Strickland(7)	2020	141,100	-	-	-	-	-	32,994	174,094
President	2019	370,000	30,000	64,640	94,080	-	86,496	40,678	685,894
	2018	360,000	142,945	85,600	132,720	-	104,231	43,281	868,777
Calvin C. Hurst(8)	2020	223,500	110,000	-	108,230	-	18,037	42,965	502,732
Chief Banking Officer
Silvia T. King(9)	2020	175,000	50,000	-	19,730	-	17,825	33,881	296,436
Chief Human Resource Officer

(1)	These amounts reflect an annual discretionary bonus award determined by the personnel committee and paid in the subsequent fiscal year.
(2)	The 2019 bonus for Mr. Strickland is based on the amount specified in his Waiver and Release Agreement effective January 23, 2020.
(3)	The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and is the closing price as reported on NASDAQ as of each valuation date. See the discussion of assumptions used in the valuation of stock and option awards in Note 21, “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(4)	On January 21, 2020, Mr. Seaver received an award of 2,500 shares of restricted stock and Mr. Dowling received an award of 2,000 shares of restricted stock under the Company’s 2016 Equity Incentive Plan. On January 15, 2019, Messrs. Seaver, Dowling and Strickland each received an award of 2,000 shares of restricted stock under the Company’s 2016 Equity Incentive Plan. On January 16, 2018, Mr. Seaver received an award of 2,500 shares and Messrs. Strickland and Dowling each received an award of 2,000 shares of restricted stock under the Company’s 2010 Stock Incentive Plan. The restricted stock vests ratably over four years.
(5)	On January 21, 2020, Mr. Seaver received a grant of stock options to purchase 8,000 shares of the Company’s common stock, Mr. Dowling received a grant of stock options to purchase 6,000 shares, Mr. Hurst received a grant of stock options to purchase 4,000 shares, and Ms. King received a grant of stock options to purchase 1,500 shares, which each had a per share fair value of $13.15. On May 19, 2020, Mr. Dowling received a grant of stock options to purchase 10,000 shares of the Company’s common stock and Mr. Hurst received a grant of stock options to purchase 8,000 shares, which each had a per share fair value of $6.95. On January 15, 2019, Messrs. Seaver, Dowling and Strickland each received a grant of stock options to purchase 8,000 shares of the Company’s common stock which had a per share fair value of $11.76. On January 16, 2018, Messrs. Seaver, Dowling and Strickland each received a grant of stock options to purchase 8,000 shares of the Company’s common stock which had a per share fair value of $16.59. The stock options vest ratably over four years.
(6)	All other compensation includes the following items: (a) Company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or ten percent of the total amount of perquisites received by such named executive officer.
(7)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020. In connection with his resignation, the Company and the Bank entered into (i) a consulting agreement with Mr. Strickland, pursuant to which he served as a consultant to our management team from February 2020 to May 2020 and received monthly payments of $30,000 during such consulting period and (ii) a waiver and release agreement with Mr. Strickland for which he received a $30,000 payment.
(8)	Mr. Hurst joined the Company in 2019 but was not a named executive officer prior to 2020.
(9)	Ms. King joined the Company in 2018 but was not a named executive officer prior to 2020.

Grants of Plan-Based Awards

The following table provides a summary regarding plan-based equity and non-equity incentive awards granted to the named executive officers in 2020. Discretionary cash bonus awards made in January 2021 for the year ended December 31, 2020, as shown in the Summary Compensation Table, are as follows: R. Arthur Seaver, Jr. - $155,000, Michael D. Dowling - $145,000, F. Justin Strickland - $0, Calvin C. Hurst - $110,000 and Silvia T. King - $50,000.

		Estimated	Estimated				Grant Date
		Future Payouts	Future	All Other	All Other Option	Exercise or	Fair Value
		Under Non-	Payouts	Stock Awards:	Awards: Number	Base Price	of Stock
		Equity	Under Equity	Number of	of Securities	of Option	and Option
	Grant	Incentive Plan	Incentive Plan	Shares of	Underlying	Awards	Awards
Name	Date	Awards($)	Awards($)	Stock or Units	Options(1)	($/Sh)(2)	($)(3)
R. Arthur Seaver, Jr.	1/21/2020	-	-	2,500	8,000	42.72	212,024
Michael D. Dowling	1/21/2020	-	-	2,000	6,000	42.72	164,358
	5/19/2020	-	-	-	10,000	25.10	69,522
F. Justin Strickland	-	-	-	-	-	-	-
Calvin C. Hurst	1/21/2020	-	-	-	4,000	42.72	52,612
	5/19/2020	-	-	-	8,000	25.10	55,618
Silvia T. King	1/21/2020	-	-	-	1,500	42.72	19,730

(1)	The criteria used to determine all stock option awards is subjective rather than objective in nature. The options vest ratably over four
(2)	The exercise or base price of option awards is established as the closing market price of our Common Stock on the grant date.
(3)

This amount represents the fair market value of all restricted stock and option awards made during the fiscal year 2020. The fair market value for stock awards is based on the closing market price of the stock on the date of grant which was $42.72 per share. The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model. The fair value for the options issued on January 21, 2020 was $13.15 per share, and the fair value for the options issued on May 19, 2020 was $6.95 per share. The following assumptions were used in valuing options issued:

		Assumptions
	January 21, 2020	May 19, 2020
Dividend yield	-	-
Expected life	7 years	7 years
Expected volatility	25.51%	25.51%
Risk-free interest rate	1.65%	0.49%

Outstanding Equity Awards at Fiscal Year End

The following table shows the number of shares covered by both exercisable and non-exercisable options and stock awards owned by our named executive officers as of December 31, 2020, as well as the related exercise prices and expiration dates for the option awards. Option awards are granted pursuant to the 2010 Stock Incentive Plan and the 2016 Equity Incentive Plan. All stock option information has been adjusted to reflect all prior stock splits and dividends.

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
		Options(#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price($)	Date	Vested(#)	Vested(#)
R. Arthur Seaver, Jr.	12,100	-	6.01	01/17/2022	5,250	185,588
	11,000	-	8.68	01/15/2023	-	-
	10,000	-	13.43	01/21/2024	-	-
	10,000	-	16.78	01/20/2025	-	-
	10,000	-	23.00	01/19/2026	-	-
	7,500	2,500	35.65	01/17/2027	-	-
	4,000	4,000	42.80	01/16/2028	-	-
	2,000	6,000	32.32	01/15/2029	-	-
	-	8,000	42.72	01/21/2030	-	-
Michael D. Dowling	10,000	-	16.78	01/20/2025	4,500	159,075
	10,000	-	23.00	01/19/2026	-	-
	7,500	2,500	35.65	01/17/2027	-	-
	4,000	4,000	42.80	01/16/2028	-	-
	2,000	6,000	32.32	01/15/2029	-	-
	-	6,000	42.72	01/21/2030	-	-
	-	10,000	25.10	05/19/2030	-	-
F. Justin Strickland	-	-	-	-	-	-
Calvin C. Hurst	1,000	3,000	35.35	04/16/2029	1,500	53,025
	-	4,000	42.72	01/21/2030	-	-
	-	8,000	25.10	05/19/2030	-	-
Silvia T. King	1,000	1,000	45.50	03/20/2028	-	-
	625	1,875	32.32	01/15/2029	-	-
	-	1,500	42.72	01/21/2030	-	-

(1)	All of the unvested options have an expiration date of ten years following the date of grant and vest in four equal increments on the first four anniversaries of the applicable date of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of	Value
	Number of		Shares	Realized on
	Shares Acquired	Value Realized on	Acquired on	Vesting
Name	on Exercise (#)	Exercise ($)(1)	Vesting (#)	($)(2)
R. Arthur Seaver, Jr.	11,462	$278,613	2,375	$99,584
Michael D. Dowling	-	-	2,250	94,281
F. Justin Strickland	19,500	225,530	2,250	94,281
Calvin C. Hurst	-	-	500	12,105
Silvia T. King	-	-	-	-

(1)	Value realized is based on the difference between our common stock closing price on the date of exercise and the option exercise
(2)	Value realized is based on the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2020, relating to securities authorized for issuance under our equity compensation plans. All stock option information has been adjusted to reflect prior stock splits and dividends.

	Number of		Number of securities
	securities	Weighted-	remaining available for
	to be issued upon	average	future issuance under
	exercise	exercise price of	equity compensation
	of outstanding	outstanding	plans (c)
	options,	options,	(excluding securities
	warrants and	warrants and	reflected in
Plan Category	rights(a)	rights (b)	column(a))
Equity compensation plans approved by security holders	495,195	$29.93	599,351
Equity compensation plans not approved by security holders	None	n/a	n/a
Total	495,195	$29.93	599,351

Compensation Arrangements

Consulting Agreement, Waiver and Release Agreement, with F. Justin Strickland

As previously disclosed, Mr. Strickland resigned from the Company and the Bank effective January 21, 2020. On January 23, 2020, the Company and the Bank entered into a (i) consulting agreement (the “Consulting Agreement”) with Mr. Strickland, pursuant to which he served as a consultant to our management team with respect to various aspects of our business and (ii) waiver and release agreement (the “Release Agreement”), as contemplated by Mr. Strickland’s employment agreement, in favor of the Company and the Bank and under which Mr. Strickland received a payment of $30,000.

Under the Consulting Agreement, Mr. Strickland was entitled to a monthly consulting fee of $30,000, as well as for reimbursement of all reasonable business expenses. The Consulting Agreement was in effect until the earlier of: (i) the 120th day following the effective date of the Consulting Agreement; (ii) Mr. Strickland’s death; (iii) the disability of Mr. Strickland for a period of 90 consecutive days; (iv) Mr. Strickland’s termination of the Consulting Agreement thereof upon two weeks’ prior written notice; or (v) our termination of the Consulting Agreement due to Mr. Strickland’s material breach of the Agreement, following the expiration of a 30 day cure period. During 2020, Mr. Strickland received $120,000 for consulting services provided to the Company from February 2020 through May 2020.

Under the Release Agreement, Mr. Strickland released any and all claims against the Company or the Bank, known or unknown by him, and re-affirmed his commitment to honor the restrictive covenants set forth in his previous employment agreement and his salary continuation agreement, each of which is discussed below.

Employment Agreements

The Company and the Bank are parties to an amended and restated employment agreement with R. Arthur Seaver, Jr. dated as of January 31, 2021, pursuant to which he serves as the Chief Executive Officer of both our Company and the bank. The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years. As of March 15, 2021, Mr. Seaver receives a minimum annual salary of $495,000, which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs and receives an automobile owned by the bank.

Mr. Seaver’s employment agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Seaver may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Mr. Seaver is terminated without cause, as defined in the employment agreement, he will be entitled to severance compensation equal to his then current monthly salary for a period of 12 months, plus accrued bonus. If, following a change in control of our Company, Mr. Seaver is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of three times his then current monthly salary paid in equal monthly installments over a period of 12 months, plus accrued bonus and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, he is terminated without cause or he terminates his employment for good reason, he would receive continuation of health insurance for an 18-month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

As of December 31, 2020, the Company and the Bank were parties to (i) an amended and restated employment agreement with Michael D. Dowling to serve as executive vice president and Chief Operating Officer/Chief Financial Officer of the Company and the Bank and (ii) an employment agreement with Calvin C. Hurst to serve as chief banking officer of the Company and the Bank. Each agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years. As of March 15, 2021, Messrs. Dowling and Hurst are paid a salary of $340,000 and $223,500, respectively, which may be increased annually by the board of directors. They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. In addition, Mr. Dowling has received an automobile owned by the bank and Mr. Hurst receives a monthly automobile allowance.

If Mr. Dowling or Mr. Hurst, as applicable, is terminated without cause, as defined in the employment agreement, he will be entitled to severance compensation equal to his then current monthly salary for a period of 12 months, plus accrued bonus. If, following a change in control of our Company, Mr. Dowling or Mr. Hurst is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of two times his then current monthly salary paid in equal monthly installments over a period of 12 months, plus accrued bonus and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, either officer is terminated without cause or he terminate his employment for good reason, he would receive continuation of health insurance for an 18-month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

Each employment agreement provides that during the term of employment and for a period of 12 months following termination, Messrs. Dowling and Hurst may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.

Salary Continuation Agreements

The Bank is a party to salary continuation agreements with Messrs. Seaver, Dowling, and Hurst and Ms. King as of December 31, 2020, and a party to a salary continuation agreement with Mr. Strickland, who resigned from the Company and the Bank effective January 21, 2020. Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before the retirement age set forth in each agreement, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. Under the terms of the agreements, Mr. Seaver will receive an annual supplemental retirement benefit of $250,000, Mr. Dowling will receive $150,000, Mr. Hurst will receive $75,000 and Ms. King will receive $50,000. As to Mr. Strickland, due to his resignation on January 21, 2020 prior to his normal retirement age, when he attains the normal retirement age, he would be eligible to receive an early termination benefit of $60,036 annually based on his previously vested amounts during his employment with the bank.

Pension Benefits

		Number	Present	Payments
		Of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit(1)	Year
R. Arthur Seaver, Jr.	Southern First Bank, Salary Continuation Agreement	14	$1,215,268	$—
Michael D. Dowling	Southern First Bank, Salary Continuation Agreement	7	352,178	—
F. Justin Strickland(2)	Southern First Bank, Salary Continuation Agreement	11	900,533	—
Calvin C. Hurst	Southern First Bank, Salary Continuation Agreement	1	25,852	—
Silvia T. King	Southern First Bank, Salary Agreement Continuation	2	33,628	—

(1)	SERP amounts represent the aggregate liability carried on the Company’s books for each of the named executive officers as of December 31, 2020.
(2)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

Provided such executive has been continuously employed by the Bank for five consecutive years from the effective date of the salary continuation agreement, if an early termination occurs (defined as separation from service before normal retirement age for reasons other than death, disability, termination for cause, or after a change in control), each of Messrs. Seaver, Dowling and Hurst and Ms. King early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount for the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. We will pay this annual early termination benefit as calculated to the executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. However, all of the executive’s early termination benefits will be forfeited if at any time from the date of the executive’s early termination and for a period of one year thereafter, the executive (without the prior written consent of the Bank) competes with the Bank, the Company, or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one or more offices or branches which are located within 30 miles of any office or branch of the Bank in existence at the date of the executive’s early termination. Although Mr. Strickland is no longer employed by us, he is still bound by these restrictive covenants from his salary continuation agreement.

Upon Messrs. Seaver’s, Dowling’s and Hurst’s and Ms. King’s separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive’s disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount over the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. Beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for the executive’s lifetime with a 15-year term certain period.

If Messrs. Seaver, Dowling or Hurst or Ms. King die in active service to the Company before normal retirement age, the executive’s beneficiary will be entitled to an amount equal to the executive’s accrual balance at the time of the executive’s death, payable within 60 days of the executive’s death.

If Messrs. Seaver, Dowling or Hurst or Ms. King die before any separation from service and the executive is receiving the executive’s normal retirement benefit, but the executive has not received the executive’s normal retirement benefit for the full 15-year term certain period, the executive’s beneficiary will be entitled to, at the Company’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

If Messrs. Seaver, Dowling or Hurst or Ms. King die after separation from service and the executive is entitled to the early termination benefit or the disability benefit, but has not started receiving such benefits because the executive has not reached the normal retirement age, the executive’s beneficiary will be entitled to a lump-sum benefit equaling the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the accrual balance which existed at the end of the month immediately before the month in which separation from service occurred, after compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator. Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit would be the executive’s accrual balance which existed at the end of the month immediately before the month in which separation from service occurred. We will pay this lump-sum benefit to the executive’s beneficiary within 60 days of the executive’s death.

If the executive dies after separation from service and the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the executive’s beneficiary will be entitled to, at the Bank’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to the executive’s beneficiary at the times specified in the applicable section.

We will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive’s employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, we acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of Messrs. Seaver, Dowling and Hurst in the event of termination of such executive’s employment by the Company in the case of termination without cause and, in the case of good reason termination following a change in control, by such named executive officer. The amounts shown assume that the termination occurred on December 31, 2020, which was the last trading day of the calendar year ended December 31, 2020, and at a price per share of the Company’s common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. The information for Mr. Strickland is detailed under “Actual Payments Upon Termination” below and reflects the actual payments or benefits he has received or will receive in connection with his resignation. Ms. King does not have an employment agreement with the Company and as such is not entitled to compensation payable in the event of a change in control.

					Acceleration
					and
			Salary	Continuation	Continuation	Total
Name and			Continuation	of Medical	of Equity	Termination
Principal Position	Salary(1)	Bonus(2)	Plan(3)	Benefits(4)	Awards	Benefits
R. Arthur Seaver, Jr.
CEO and Director of the Company and the
Termination without cause		$155,000	1,394,167	-	203,768	2,247,935
Good reason termination or termination without cause, each after change in	1,485,000	155,000	1,394,167	7,400	203,768	3,245,335

Michael D. Dowling
COO/CFO and Executive Vice President of the Company and the Bank
Termination without cause	340,000	145,000	1,428,045	-	279,755	2,192,800
Good reason termination or termination without cause, each after change in control	680,000	145,000	1,428,045	10,900	279,755	2,543,700

Calvin C. Hurst
Chief Banking Officer of the Company and the Bank
Termination without cause	223,500	110,000	857,149	-	135,025	1,325,674
Good reason termination or termination without cause, each after change in control	447,000	110,000	857,149	10,900	135,025	1,560,074

(1)

In the event of a termination without cause before a change in control, salary is paid in equal monthly installments for a period of 12 months following termination. In the event of termination without cause after a change in control or good reason termination after a change in control, salary is paid in equal monthly installments for a period of 12 months following termination as follows: Mr. Seaver will be paid a salary equal to three times his current salary and Messrs. Dowling and Hurst will be paid a salary equal to two times their respective current salary.

(2)	Includes all bonus amounts earned or accrued through the date of termination.
(3)	Reflects the present value of total SERP amount less the aggregate liability carried on the Company’s books for Messrs. Seaver, Dowling and Hurst as of December 31, 2020.
(4)

Reflects the estimate of all future premiums which will be paid for medical benefits using the premium rates in effect at December 31, 2020. Continuation of benefits is for an 18-month period during which the named executive officer would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

The following discussion relates to certain named executive officers’ respective employment agreements. Ms. King does not have an employment agreement with the company.

“Cause” generally will be deemed to exist where the named executive officer has been convicted of a crime involving moral turpitude, has stolen from us, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate. A more detailed description of “cause,” good reason” and “change in control” is set forth below.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death. Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer becomes incapacitated and later terminated as a result of disability, the Company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries. Furthermore, the executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive’s incapacity.

Additional payments that may be made to named executive officers under certain circumstances under their respective salary continuation agreement are described in the narrative that follows the Pension Benefits table above.

For purposes of this discussion, the terms cause, good reason, and change in control, as defined in the named executive officers’ employment agreements, are defined as follows:

“Change in control” generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

●	The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.

●	A person, group or entity other than the Company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.

●	Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.

●	Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the Company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

A “non-control acquisition” generally means a merger, consolidation or reorganization in which:

●	our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and

●	immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

“Good reason” generally means the occurrence after a change in control of any of the events or conditions described below:

●	an adverse change in an employee’s status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;
●	a reduction to the employee’s base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;
●	a relocation of an employee at any place outside a 30 mile radius from the employee’s current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;

●	the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;

●	the insolvency or the filing of a petition for bankruptcy of the Company which petition is not dismissed within sixty days;
●	any material breach by the Company of any material provision of the employment agreement;
●	any purported termination of the employee’s employment for cause by us which does not comply with the terms of the employment agreement; or
●	our failure to obtain an agreement, satisfactory to the employee, from any successor or assign to assume and agree to perform the employment agreement.

Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

“Cause” generally means any of the following:

●	a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company (including harm to its business reputation);

●	an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;
●	a material breach by the executive of the employment agreement that remains uncured ten days following written notice;
●	notice from a regulatory agency with jurisdiction over the Company of its intention to institute certain formal or informal regulatory action against the executive or the Company, provided that, if the applicable matters relating to the executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;

●	disorderly conduct by the executive that materially disrupts the Company’s business operations to a level which is materially detrimental to the Company’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or

●	the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure.

Actual Payments Upon Termination

The following table summarizes the actual payments made or payable to Mr. Strickland following his resignation from the Company and the Bank on January 21, 2020.

Description	Amount
Cash Severance(1)	$-
Equity Award Acceleration	-
Salary Continuation(2)	-
Health Benefits	-
Vacation Entitlement	-
Total Value of Termination Arrangements	$-

(1)	As previously disclosed, the Company and Mr. Strickland entered into a consulting agreement whereby he received a monthly consulting fee of $30,000 from February 1, 2020 through May 20, 2020. In addition, Mr. Strickland received $30,000 consideration under the Release Agreement.
(2)	Mr. Strickland will receive $60,036 paid annually upon his attainment of the age of normal retirement (65), subject to forfeiture upon any breach of applicable restrictive covenants. However, this amount was previously vested based on his 11 years of service while subject to this plan and is not a result of his resignation from employment.

Endorsement Split Dollar Agreements

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. We entered into endorsement split dollar insurance agreements effective January 1, 2009, with Messrs. Seaver and Strickland and on November 1, 2012 with Mr. Dowling, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life. The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first. Accordingly, Mr. Strickland’s entitlement under this agreement ended on January 21, 2020, with his resignation of employment. The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) three times the executives salary. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current federal income tax law. The collection of death benefits on the life insurance policies, which is likewise tax free under current federal and state income taxation, is expected to enhance our return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Employee Compensation as compared to the Compensation of our Chief Executive Officer

As of December 31, 2020, the pay ratio for total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 16 to 1. For the period ending December 31, 2020, the median of the annual total compensation of all our employees, with the exception of R. Arthur Seaver, Jr., our Chief Executive Officer, was $76,697, and the annual total compensation of Mr. Seaver was $1,252,932.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO.

1.	As of December 31, 2020, our employee population consisted of approximately 255 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.
2.	To find the median of the annual total compensation of all our employees (other than our chief executive officer), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2020. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2020, but did not work for us for the entire year. No full-time equivalent adjustments were made for part-time employees.

3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
4.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $76,697.

Total compensation for Mr. Seaver represents the amount reported in the “Total” column of our 2020 Summary Compensation Table and includes salary, bonus, stock awards, option awards, nonqualified deferred compensation and other compensation.

Director Compensation

The following table shows the compensation paid to each of our non-employee directors for board and committee meeting attendance in 2020. None of our non-employee directors received any other compensation for the year ended December 31, 2020.

Fees Earned or
Name (1)	Paid in Cash
Andrew B. Cajka, Jr.	$34,700
Mark A. Cothran	25,300
Leighton M. Cubbage	24,300
Anne S. Ellefson	34,200
David G. Ellison	31,100
Fred Gilmer, Jr.	9,900
Tecumseh Hooper. Jr.	36,300
Rudolph G. Johnstone, III	26,400
Anna T. Locke	31,900
James B. Orders, III	40,900
$295,000

(1)	There were no outstanding stock options held by non-employee directors at December 31, 2020. Stock options held at December 31, 2020 by Mr. Seaver are included in the table for the named executive officers under the heading entitled “Outstanding Equity Awards at Fiscal Year End.”

In 2020, we paid each of our non-employee directors $1,100 for each board meeting they attended and $1,100 for each committee meeting they attended. The chairs of the board and committees are paid an additional $100 for each meeting they attend.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) by any single person or group, as known by the Company:

	Number of
	Shares of
	Common		Percentage
	Stock	Right to	of Beneficial
Name of Beneficial Owner	Owned	Acquire	Ownership
T. Rowe Price Associates, Inc. (1)	543,262	-	6.99%
Banc Funds Company, LLC (2)	520,186	-	6.69%
BlackRock, Inc. (3)	427,932	-	5.51%
Manulife Financial Corporation (4)	392,975	-	5.10%

(1)	The mailing address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The T. Rowe Price Associates, Inc. information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by T. Rowe Price Associates, Inc. with the SEC on February 16, 2021, reporting that T. Rowe Price Associates, Inc. has sole voting power over 137,094 shares and sole dispositive power over 543,262 shares.
(2)	The mailing address for The Banc Funds Company, L.L.C., (“TBFC”) is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606. TBFC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by TBFC with the SEC on February 9, 2021, reporting that jointly Banc Fund VIII L.P. (“BF VIII”), an Illinois Limited Partnership, Banc Fund IX L.P. (“BF IX”), an Illinois Limited Partnership, and Banc Fund X L.P. (“BF X”), an Illinois Limited Partnership, (collectively, the “Reporting Persons”) have sole voting and dispositive power over 520,186 shares. The general partner of BF VIIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of MidBanc VIII, MidBan IX, and MidBan X is TBFC, whose principal business is to be a general partner of MidBanc VIII, MidBan IX, and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VIII, BF IX, and BF X, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities held by each of these entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.
(3)	The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The BlackRock, Inc. information set forth in this proxy statement is based on information set forth in a Schedule 13G, filed by BlackRock, Inc. with the SEC on February 1, 2021, reporting that BlackRock, Inc. has sole voting power over 421,157 shares and sole dispositive power over 427,932 shares. According to this Schedule 13G, the following subsidiaries of BlackRock, Inc. hold shares of our common stock, none of which beneficially owns 5% or greater of our outstanding shares: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC.
(4)	The Manulife Financial Corporation (“MFC”) set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by MFC and MFC’s indirect, wholly-owned subsidiaries, Manulife Investment Management (US) LLC (“MIM (US)”) and Manulife Investment Management Limited (“MIML”) with the SEC on February 3, 2021, reporting that MFC has sole voting and dispositive power over no shares of our common stock, MIM (US) has sole voting and dispositive power over 386,872 shares, and MIML has sole and dispositive power over 6,103 shares. Through its parent-subsidiary relationship to MIM (US) and MIML, MFC may be deemed to have beneficial ownership of these same shares. The mailing address for MIM (US) is 197 Clarendon Street, Boston, MA 02116. The mailing address of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 15, 2021, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each named executive officer, and (iii) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

	Number of		Percentage
	Shares	Right to	of Beneficial
Name and Address	Owned(1)	Acquire(2)	Ownership(3)
Directors
Andrew B. Cajka, Jr.	11,901	-	0.15%
Mark A. Cothran(4)	99,191	-	1.27%
Leighton M. Cubbage	69,581	-	0.89%
Anne S. Ellefson	7,498	-	0.10%
David G. Ellison	43,453	-	0.56%
Tecumseh Hooper, Jr.	41,297	-	0.53%
Rudolph G. Johnstone, III	32,881	-	0.42%
Anna T. Locke	42	-	0.00%
James B. Orders, III	45,997	-	0.59%
Named Executive Officers
R. Arthur Seaver, Jr.	78,891	63,000	1.80%
Michael D. Dowling	40,650	44,001	1.08%
F. Justin Strickland(5)	2,000	-	0.03%
Calvin C. Hurst	3,000	5,000	0.10%
Silvia T. King	-	3,125	0.04%
Executive officers and directors as a group (14 persons)	476,382	115,126	7.42%

(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options (or stock options that will vest within 60 days of the date of this proxy statement), but does not include any unvested stock options.
(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 7,826,933 shares of common stock outstanding on March 15, 2021.
(4)	Includes 47,000 shares pledged as collateral to secure personal indebtedness over which Mr. Cothran retains voting rights.
(5)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the Company and the bank and their affiliates. Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct. These transactions, which would be reviewed and approved in advance by our audit committee, are made on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Loans do not involve more than the normal risks of repayment nor present other unfavorable features. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $5.9 million at December 31, 2020 and $10.9 million at December 31, 2019.

Compensation Committee Interlocks and Insider Participation.

The members of the compensation committee – which we call our personnel committee – during fiscal year 2020 were Messrs. Cubbage, Ellison, Hooper, and Orders. No member of this committee was at any time during 2020 or at any other time an officer or employee of the Company or any of its subsidiaries, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or personnel committee of any other entity that has or has had one or more executive officers who served as a member of the personnel committee during 2020.

Interests of Management and Others in Certain Transactions

As previously disclosed, on January 23, 2020, we entered into with Mr. Strickland, a former executive officer, (i) the Consulting Agreement under which Mr. Strickland received payments totaling $120,000 for consulting services provided to the Company from February 2020 through May 2020 and (ii) the Release Agreement under which Mr. Strickland received a payment of $30,000 in February 2020.

The Bank has a land lease with a company owned by our director, Mr. Cothran, on the property for one of our branch offices, with monthly payments of $6,336. In addition, the bank periodically enters into various consulting agreements with Mr. Cothran for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites. Payments totaling $600,000 were made to Mr. Cothran for these services during the years ended December 31, 2020 and 2019 per the Development Services Agreement dated April 9, 2019, as amended from time to time.

The Bank is of the opinion that the consulting payments, lease payments and development, administration and advisory payments represent market costs that could have been obtained in similar “arm’s length” transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms and written representations from the officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2020, except that (i) Mr. Cubbage, a director, inadvertently neglected to timely report sales of 3,328 shares of our common stock made on February 3, 2020 and 1,546 shares of our common stock made on May 27, 2020, which errors have since been corrected in filing a late Form 4 on February 6, 2020 and June 1, 2020, respectively, (ii) Mr. Ellison, a director, inadvertently neglected to timely report sales of 2,275 shares of our common stock made on February 14, 2020, which error has since been corrected in filing a late Form 4 on February 19, 2020, and (iii) Mr. Dowling, an executive officer, neglected to timely report a gift of 40 shares of our common stock made on June 26, 2020, which error has since been corrected in filing a late Form 4 on July 13, 2020.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2022 Annual Meeting of Shareholders, they must deliver a written copy of their proposal to our principal executive offices no later than December 10, 2021. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to our corporate secretary between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders. To be timely for the 2022 annual meeting, a shareholder proposal must be delivered to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, no earlier than March 19, 2022 and no later than April 18, 2022.

SHAREHOLDER COMMUNICATIONS

We do not have a formal process by which shareholders may communicate with our board of directors. Historically, however, the chairman of the board or the nominating committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of our board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board may do so by writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary.

OTHER BUSINESS

We do not know of any other business to be presented at the 2021 Annual Meeting of Shareholders. If any other matters are properly brought before the 2021 Annual Meeting of Shareholders, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

April 9, 2021

SOUTHERN FIRST BANCSHARES, INC.
P.O. BOX 17465
GREENVILLE S.C. 29606

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/17/2021 for shares held directly and by 11:59 P.M. ET on 05/15/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2021 for shares held directly and by 11:59 P.M. ET on 05/15/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	To elect directors (01), (02), (03) and (04) for a 3-year term and director (05) to a 2-year term.	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees
01	Mark A Cothran	02	Rudolph G Johnstone III	03	R Arthur Seaver Jr	04	Anna T Locke	05	Tecumseh Hooper Jr

The Board of Directors recommends you vote FOR proposals 2. and 3..		For	Against	Abstain

2.	To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).	☐	☐	☐

3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

Annual Meeting of Shareholders - May 18, 2021

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints James B. Orders, III and David G. Ellison, each of them as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Southern First Bancshares, Inc. to be held on May 18, 2021, at Southern First Bank at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina, at 9:30 a.m., Eastern Standard time, and at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the five identified directors to serve on the board of directors, FOR Proposal No. 2, FOR Proposal No. 3, and in the discretion of the persons appointed herein upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)